Exhibit 2.2

DESCRIPTION OF SECURITIES

The following is a description of each class of securities of Arras Minerals Corp. (“Arras,” the “Company,” “we,” “us,” or “our”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and does not purport to be complete. For a complete description of the terms and provisions of such securities, refer to the Company’s notice of articles and articles of incorporation, which are incorporated herein by reference to Exhibits 1.1 and 2.1 to the Company’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on February 17, 2022. This summary is qualified in its entirety by reference to these documents.

Share Capital

Our authorized share capital consists of an unlimited number of common shares without par value. As of October 31, 2021, we had 47,803,100 common shares issued and outstanding. We currently have only one class of issued and outstanding shares, which have identical rights in all respects and rank equally with one another.

Common Shares

All of our common shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and entitlement to any dividends declared by the Company. The holders of our common shares are entitled to receive notice of, and to attend and vote at, all meetings of shareholders (other than meetings at which only holders of another class or series of shares are entitled to vote). Each common share carries the right to one vote. In the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of our common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the payment by the Company of all of its liabilities. The holders of our common shares are entitled to receive dividends as and when declared by the board of directors of the Company (the “Arras Board”) in respect of the common shares on a pro rata basis.

Any alteration of the rights, privileges, restrictions and conditions attaching to our common shares under the Company’s articles of incorporation (the “Articles”) must be approved in accordance with the Articles and the Business Corporations Act (British Columbia).

Incorporation

The Company was incorporated under the Business Corporations Act (British Columbia) (as currently in effect) (the “Act”) on February 5, 2021. Our British Columbia incorporation number is BC1287773.

Objects and Purposes of Our Company

Our Articles do not contain a description of the Company’s objects and purposes. We are entitled under the Act to carry on all lawful businesses which can be carried on by a natural person.

Conflicts of Interest and Director Compensation

The directors of the Company manage and supervise the management of the affairs and business of the Company and have authority to exercise all such powers of the Company as are not, under the Act or by our Articles, required to be exercised by the Company’s shareholders.

Under our Articles, any director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act. Such director or senior officer that has a disclosable interest in a contract shall be liable to account to the Company for any profits that accrue to the director or senior officer under or as a result of the contract or transaction unless disclosure is made thereof and the contract or transaction is approved in accordance with the provisions of the Act. A director is not allowed to vote on any transaction or contract with the Company in which he or she has a disclosable interest unless all directors have a disclosable interest in that transaction or contract, in which case all of these directors may vote on such resolution.

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The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine, or, if the directors so decide, as determined by the shareholders of the Company. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by a resolution passed at a meeting of shareholders by a simple majority (an “ordinary resolution”), and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive. A director or senior officer does not hold a disclosable interest in a contract or transaction merely because the contract or transaction relates to the remuneration of the director or senior officer in that person’s capacity as director, officer, employee or agent of the Company or of an affiliate of the Company.

Borrowing Powers

Our Articles provide that, if authorized by the Arras Board, the Company may:

•	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the Arras Board considers appropriate;
•	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the Arras Board considers appropriate;
•	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and
•	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

Qualifications of Directors

Under our Articles, a director is not required to hold common shares as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director. There are no age limit requirements pertaining to the retirement or non-retirement of directors of the Company.

Procedures to Alter Share Rights

Our Articles state that, subject to compliance with the Act, the Company may, by a resolution passed at a meeting of shareholders by at least two-thirds of the votes cast on the resolution (a “special resolution”), (a) create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares; (b) increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established; (c) subdivide or consolidate all or any of its unissued, or fully paid issued, shares; (d) if the Company is authorized to issue shares of a class of shares with par value: (i) decrease the par value of those shares; or (ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares; (e) change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or all or any of its unissued shares without par value into shares with par value; (f) alter the identifying name of any of its shares; (g) otherwise alter its shares or authorized share structure when required or permitted to do so by the Act; (h) create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or (i) vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued. Pursuant to our Articles, if the Act does not specify the type of resolutions and the Articles do not specify another type of resolution, the Company may, by special resolution, alter the Articles.

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Meetings

Each director holds office until our next annual general meeting or until his or her office is earlier vacated in accordance with our Articles or with the provisions of the Act. A director appointed or elected to fill a vacancy on the Arras Board also holds office until our next annual general meeting. The Articles provide that our annual meetings of shareholders must be held at least once in each calendar year and not more than 15 months after the last annual general meeting at such time and place as the Arras Board may determine; provided that, in the case of our first annual meeting of shareholders, such meeting must only be held within 18 months after our date of incorporation. The Company’s directors may, at any time upon proper notice, call a meeting of our shareholders. Pursuant to the Act, shareholders who hold in the aggregate at least five percent of our issued shares that carry the right to vote at a general meeting may, in accordance with the Act, requisition a general meeting of shareholders for the purposes stated in the requisition. Our Articles state that in addition to those persons who are entitled to vote at a meeting of the shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any persons invited to be present at the meeting by the directors. An extraordinary meeting of shareholders may be called at any time upon proper notice for the transaction of any business the general nature of which is specified in the notice calling the meeting. Under our Articles, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum is that shareholder, present in person or by proxy.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act (Canada), there are no limitations specific to the rights of non-Canadians to hold or vote our common shares under the laws of Canada or British Columbia or in the Company’s charter documents.

Change in Control

There are no provisions in our Articles or in the Act that would have the effect of delaying, deferring or preventing a change in the control of the Company, and that would operate only with respect to a merger, acquisition, arrangement or corporate restructuring involving the Company or its subsidiaries.

Ownership Threshold

Our Articles and the Act do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.

Transferability

As of October 31, 2021, our common shares were not listed or posted for trading on any stock exchange or market. Accordingly, our common shares, though freely transferable in the United States, will be illiquid until such time as such shares are listed or a trading market develops, if at all. In Canada, our shareholders are able to trade their shares only pursuant to an exemption from prospectus requirements.

No Preemptive or Similar Rights

Under the Act, a shareholder of a corporation does not have a preemptive right to acquire the corporation’s unissued shares unless there is a provision to the contrary in the articles of incorporation. Our Articles do not provide our shareholders with any preemptive or similar rights.

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